Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dave Spille

Parsons Corporation

571.655.8264

Dave.Spille@parsons.com

Media Contact:

Brian Schaffer

Prosek Partners

bschaffer@prosek.com

Parsons Corporation Announces Closing of Initial Public Offering

CENTREVILLE, VA (May 10, 2019) – Parsons Corporation (“Parsons”), a provider of technology-driven solutions in the defense, intelligence and critical infrastructure markets, today announced the closing of its initial public offering of 18,518,500 shares of its common stock at a price of $27.00 per share, before underwriting discounts and commissions.

Parsons estimates its net proceeds from the offering to be approximately $462.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. The shares began trading on the New York Stock Exchange on May 8, 2019, under the ticker symbol “PSN.”

Goldman Sachs & Co. LLC, BofA Merrill Lynch and Morgan Stanley served as joint lead book-running managers for the offering. Jefferies and Wells Fargo Securities served as Senior Co-Managers and Cowen, SunTrust Robinson Humphrey, MUFG and Scotiabank served as Co-Managers for the offering.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and was declared effective on May 7, 2019. The offering was made only by means of a prospectus. A copy of the final prospectus relating to this offering may be obtained from any of the following sources:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com;

•	BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or via email: dg.prospectus_requests@baml.com; or

•	Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Parsons Corporation

Parsons is a leading provider of technology-driven solutions focused on the defense, intelligence and critical infrastructure markets. Celebrating 75 years of operations, Parsons provides technical design and engineering services and software to address our customers’ challenges. Parsons has differentiated capabilities in cybersecurity, intelligence, defense, military training, connected communities, physical infrastructure and mobility solutions. Parsons’ combination of talented professionals and advanced technology enables a safer, smarter and more interconnected world.

###